Exhibit 1.01

Juniper Networks, Inc.

Conflict Minerals Report For The Year Ended December 31, 2018

This Conflict Minerals Report (this “Report”) for Juniper Networks, Inc. (the “Company”, “Juniper”, “our” or “we”) covers the reporting period from January 1, 2018 to December 31, 2018, and is presented in accordance with Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, and Form SD (collectively, the “Rule”). The Rule imposes certain reporting obligations on U.S. Securities and Exchange Commission (“SEC”) registrants whose manufactured products contain conflict minerals that are necessary to the functionality or production of their products. The term “conflict minerals” is defined in the Rule as (A) cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives, tin, tantalum, tungsten, and gold (“3TG”); or (B) any other mineral or its derivatives determined by the Secretary of State to be financing conflict in the Democratic Republic of the Congo (“DRC”) or any adjoining country that shares an internationally recognized border with the DRC (collectively, the “Covered Countries”). The adjoining countries include: the Republic of the Congo, the Central African Republic, South Sudan, Rwanda, Uganda, Zambia, Burundi, Tanzania and Angola.

Throughout this Report, whenever a reference is made to any document, third-party material or website (including Juniper’s website), such reference does not incorporate information from such document, material or website into this Report, unless expressly incorporated by reference herein.

Overview

Company Overview

Juniper designs, develops and sells products and services for high-performance networks to enable customers to build scalable, secure and cost-effective networks for their businesses, while achieving agility and improved operating efficiency through automation.

Product Overview

The Company sells high-performance routing, switching, and security networking products to customers within its verticals: Cloud, Service Provider, and Enterprise.

Supply Chain Overview

Juniper manufacturing and operations manage relationships with our global supply chain, which includes our contract manufacturers, original design manufacturers, components suppliers, warehousing and logistics. Our contract manufacturers and original design manufacturers in all locations are responsible for all phases of manufacturing, from prototypes to full production and assist with activities such as material procurement. Given our downstream position in the supply chain, such that we do not have any direct relationships with the smelters or refiners in our supply chain, we rely on our first-tier suppliers to provide information about the sources of 3TG used in our products.

Industry Alignment Overview

Since 2011, Juniper has supported the development of industry tools and programs that provide a common means to report or collect due diligence information on the source and chain of custody of 3TG through our membership in the Responsible Minerals Initiative (the “RMI”). The RMI is a recognized industry coalition focused on addressing and advancing the responsible sourcing of 3TG in the supply chain. Through the RMI and its workgroups, the Due Diligence Practices Team, Sensing and Prioritization Team, Smelter Engagement Team and Blockchain Team, Juniper has been actively engaged and continues to work with industry peers in an effort to ensure that our reasonable country of origin inquiry (“RCOI”) and due diligence processes are aligned with industry approaches. The primary objective of this alignment is to help ensure that the 3TG in our in-scope products are sourced responsibly.

Through our participation in the RMI, we seek to maximize the efficiency and effectiveness of our efforts to identify 3TG smelters and refiners in our supply chain and to encourage their participation in the RMI’s Responsible Minerals Assurance Process (the “RMAP”). The RMAP is a voluntary initiative in which an independent third-party validates smelter and refiner due diligence management systems, in line with the Organisation for Economic Cooperation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition (the “Guidance”). As it is a standardized protocol, we, along with other leading participants in the electronics industry, rely on the RMAP or equivalent industry-wide programs for audits of 3TG smelters and refiners.

Additionally, through the RMI and its workgroups, Juniper monitors the social, health and safety, and human rights impacts of the industry’s efforts to promote responsible sourcing in the Covered Countries and uses that information to inform our compliance program.

In order to avoid negative impact on the livelihoods of those in the mining communities in the Covered Countries, we do not embargo the sourcing of 3TG from the Covered Countries and encourage our suppliers to continue to responsibly source 3TG from the Covered Countries.

Products Covered by this Report

The Company determined that 3TGs were necessary to the functionality or production of products that we manufactured or contracted to be manufactured during the 2018 calendar year. We determined that only our routing, switching, and security hardware products that are being manufactured were in-scope of the Rule, based on the criteria that they contain components which may contain one or more of the 3TGs that are necessary to the functionality or production of the products.

For further information concerning our products, see the subheading “Products, Services and Technology” in “Item 1. Business” of our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 22, 2019.

Reasonable Country of Origin Inquiry

RCOI Overview and Process

Juniper was required to undertake a RCOI with respect to the necessary 3TG in its in-scope products that is reasonably designed to determine whether any of the necessary 3TG originated in any of the Covered Countries and whether they were not from recycled or scrap resources. Based on our RCOI design, we surveyed suppliers that provide physical components that become part of our end products or provide manufacturing services for our end products (collectively, “direct suppliers”), including those direct suppliers that, according to the Heritage 2017 Index of Economic Freedom, operate in countries considered unfree. For the reporting period covered by this Report, the direct suppliers surveyed (the “Surveyed Suppliers”) represented an aggregate of 99% of our total direct materials expenditures in 2018.

To determine whether necessary 3TG in our products originated in the Covered Countries, we retained Assent Compliance (“Assent”), our third-party service provider, to assist us in surveying our Surveyed Suppliers and provide an analysis of the resulting data. We utilized the then latest revision of the RMI’s Conflict Minerals Reporting Template (“CMRT”) to conduct a survey of all Surveyed Suppliers through Assent’s platform. Some of our other compliance activities described in this Report were performed on our behalf by Assent.

We requested that all Surveyed Suppliers complete a CMRT, and we provided training and educational materials to assist such suppliers on best practices and the completion of the CMRT. The training program was intended to help ensure the quality and completeness of the CMRTs received from the Surveyed Suppliers. Assent monitored and tracked all communications via its data management platform. Both Juniper and Assent contacted Surveyed Suppliers that were initially unresponsive in completing a CMRT.

Automated data validation was performed on all submitted CMRTs. This helped to identify contradictory answers in CMRTs, informed our follow-up with Surveyed Suppliers and we believe ultimately increased the accuracy of submissions. Data validation was based on completion of questions in the CMRT and on an analysis of internal consistency among responses in the CMRT. Following the data validation process, CMRTs were accepted and classified as valid or invalid. Surveyed Suppliers that submitted an invalid CMRT, where contradictory or incomplete information was provided, were contacted and requested to resubmit a valid and complete form.

As of May 7, 2019, 96% of the Surveyed Suppliers, representing approximately 98% of our total direct material expenditures in 2018, submitted a CMRT.

RCOI Results

Our RCOI identified 317 known smelters and refiners that appear on the lists maintained by the RMI that may have been in our 2018 supply chain. Based on Juniper’s RCOI, we concluded that 107 of these smelters and refiners sourced 3TG entirely from outside of the Covered Countries, including from recycled or scrap sources. We determined that 24 of the identified smelters and refiners sourced 3TG in whole or in part from within the Covered Countries, but all 24 of these smelters and refiners were designated as “Conformant” by the RMAP (as defined on Appendix A). Juniper’s conclusions concerning the origin of 3TG are based on information provided by the RMI to its members.

For the 2018 reporting period, Juniper was unable to determine the origin of at least a portion of the necessary 3TG in its in-scope products. None of the necessary 3TG contained in its in-scope products were determined to directly or indirectly finance or benefit armed groups in a Covered Country, and Juniper has never identified an instance of 3TG in its in-scope products financing or benefitting armed groups in a Covered Country. However, Juniper did not conclude that any of its in-scope products were “DRC conflict-free.”

Based on the results of our RCOI, we conducted due diligence for 2018. These due diligence efforts are discussed below.

Due Diligence

Design of Due Diligence Program

We designed our due diligence measures to conform, in all material respects, with the framework in the Guidance, including the related Supplements for gold and tin, tantalum, and tungsten. The Guidance identifies five steps for due diligence that should be implemented and provides guidance as to how to achieve each step. We developed our due diligence process to address each of these five steps.

A description of certain activities undertaken by Juniper with respect to each of the due diligence-related steps of the Guidance is provided below.

Step 1: Establish Strong Company Management Systems

We have established management systems that conform to Step 1 of the Guidance and that include the following elements:

Conflict Minerals Policy: Juniper has published and communicated to our suppliers a company policy stating our commitment to responsible sourcing of 3TG and our ongoing effort with suppliers to achieve a conflict-free supply chain. This policy can be viewed on our website at https://www.juniper.net/us/en/company/citizenship-sustainability/supply-chain/#tab=dtabs-4. The policy is periodically reviewed by our internal conflict minerals operations team and has been approved by Juniper’s conflict minerals executive champions, the Corporate Vice President of Supply Chain Operations and the Senior Vice President, General Counsel. It is also integrated into our Juniper Business Partner Code of Conduct (https://www.juniper.net/assets/us/en/local/pdf/additional-resources/business-partner-code-of-conduct.pdf), which requires suppliers to exercise due diligence on the source of 3TG and make this information available to Juniper upon request.

Through the Conflict Minerals Policy, Juniper demonstrates our commitment to proactive elimination of 3TG from sources that could support conflict from products and the supply chain, as well as our commitment to continue to source 3TG from Conformant smelters and refiners within the Covered Countries.

Governance structure to support due diligence activities: Juniper has established a conflict minerals governance structure that includes senior managerial responsibility for the program. Senior management with responsibility for the program and the conflict minerals operations team are comprised of individuals from Supply Chain Operations; Environmental, Health, Safety and Security; Engineering; Investor Relations; Finance; Internal Audit; Sales; Legal; Government Affairs; Compliance; and Corporate Communications. Our conflict minerals operations team, under the leadership and purview of Juniper’s executive champions (Corporate Vice President of Supply Chain Operations and Senior Vice President, General Counsel), guides the development, implementation, and maintenance of Juniper’s conflict minerals program. Executive champions establish the goals of the conflict minerals operations team, receive regular updates on the status of the program and approve any significant changes to the program.

Juniper also uses a third-party service provider to assist us with collecting and evaluating supply chain information regarding 3TGs, identifying potential risks, and in the development and implementation of additional due diligence steps with suppliers in regard to conflict minerals. We also utilize specialist outside counsel to advise on aspects of our 3TG compliance program.

Juniper also is engaged in multi-stakeholder initiatives to address responsible sourcing of 3TG. Juniper is a member of the RMI and also participates in its Smelter Engagement Team. Through its membership in the RMI, Juniper utilizes the RMI for public policy engagement relating to the responsible sourcing of 3TG and to advance initiatives to reduce the use of raw materials that may support conflict.

Control systems and transparency: Juniper expects all of our suppliers to exercise due diligence on the source and chain of custody of any 3TGs used in the production of the in-scope products, materials, or components sold to Juniper. These expectations are communicated to our suppliers through the supplier onboarding process and business reviews. Juniper seeks to strengthen our relationship with our suppliers by providing training and through our Business Partner Code of Conduct. If suppliers do not follow Juniper’s policies or meet Juniper’s performance expectations, we may escalate the matter, among other compliance and quality matters, in the quarterly supplier business review process and take the non-compliance into account in supplier performance scorecards. Supplier non-compliance and poor performance on scorecards may result in a determination to suspend, disengage or take other corrective actions with respect to the supplier.

We have taken steps to strengthen our due diligence efforts over time. In 2018, Juniper implemented improvements that were documented as future steps to mitigate risk in last year’s Conflict Minerals Report. Juniper implemented corporate social responsibility criteria in the direct supplier onboarding process to identify potential labor, environmental, health and safety, and ethics risks, including those associated with responsible minerals sourcing. Additionally, Juniper strengthened the supplier scorecard by adding three new metrics to assess a supplier’s compliance with Juniper’s conflict minerals requirements. The objectives for these enhancements are to provide more transparency in our expectations and evaluations, promote more granular responsible sourcing discussions with our suppliers, and drive initiatives that will support Juniper’s goal of responsible minerals sourcing and a conflict-free supply chain, including supplier due diligence in accordance with the Guidance and sourcing from Conformant smelters.

Supplier engagement: We engage with suppliers to request that they complete a valid CMRT for the in-scope products that they supply to us. Juniper has adopted engagement procedures that include steps of supplier engagement and escalation such as in-person meetings, business reviews, outreach conducted by commodity managers, sharing of best practices and training resources, and identification of corrective actions. When entering into or renewing supplier master purchase agreements, we include our Business Partner Code of Conduct. We provide education and training resources for our suppliers through Assent’s Learning Management System, Assent University, and provide all in-scope suppliers access to Assent’s conflict minerals training courses. This training is tracked and evaluated based on completion. Additional training is provided to selected suppliers who report smelters or refiners of potential concern.

Suppliers who do not comply with Juniper’s conflict minerals policy, meet Juniper’s performance expectations or, if found to be the case, source minerals that finance or benefit armed groups are escalated to Juniper’s Corporate Vice President of Supply Chain Operations for evaluation of whether Juniper should suspend, disengage, or take other action with the supplier.

Grievance mechanisms: Employees, customers, partners, and suppliers are encouraged to immediately alert Juniper to any events of questionable, fraudulent, or illegal nature that are, or may be, in violation of Juniper’s codes of conduct, including any events relating to the source of 3TG in products supplied by our in-scope suppliers. Information may be submitted through email to integrity@juniper.net, by phone to the toll-free Juniper Integrity Hotline at +1-855-410-5445, online at integrity.juniper.net (https://app.convercent.com/en-us/LandingPage/1f4c50fe-2706-e411-9dec-80c16e20c34c), or directly to Juniper’s Chief Compliance Officer. Information can be submitted anonymously and will be kept confidential to the fullest extent practicable and allowed by law.

Records maintenance: Juniper has implemented a document retention policy to retain 3TG-related documents for a period of five years, including supplier responses to CMRTs. We store the information and findings from this process in an electronic database that can be audited by internal or external parties.

Step 2: Identify and Assess Risk in the Supply Chain

We identify and assess risk in our supply chain in conformance with Step 2 of the Guidance. Our compliance steps include surveying our supply chain using the CMRT, aggregating and analyzing the responses, and following up with suppliers for clarification or with requests for further information when their responses trigger specified quality control flags.

The primary risk we identified with respect to the 2018 reporting period related to the nature of the responses received. 61% of the responses received provided data at a company level or did not specify the smelters or refiners that processed the 3TG in the products, materials or components supplied to Juniper. Additionally, 54% of the Surveyed Suppliers indicated that they received information regarding their supply chains from less than 75% of their suppliers and, therefore, they may not have provided a comprehensive list of all smelters and refiners in their supply chains.

Among other things, as part of our due diligence, we compared the smelters and refiners listed in the CMRTs received to the list of smelters and refiners maintained by the RMI. See Appendix A below for a list of these smelters and refiners furnished to us on CMRTs, along with their compliance status.

Each smelter or refiner is assigned a risk of high, medium, or low based on five factors, including: (1) its geographic proximity to the Covered Countries; (2) known mineral source country of origin; (3) its RMAP audit status; (4) credible evidence of unethical or conflict sourcing; and (5) finally, peer assessments conducted by third-party sources believed to be credible by Assent. In addition to the risk mitigation steps described below, suppliers that identify smelters or refiners that are categorized as high risk are requested to submit a product-level CMRT and are directed to educational resources on Assent’s website. If the supplier is not able to provide a product-level CMRT or confirm the high-risk smelter or refiner is not in Juniper’s supply chain, Juniper requests that the supplier provide a corrective action plan.

Additionally, suppliers’ CMRT responses are used to evaluate their program strength. The criteria used to evaluate the strength of the program include whether the supplier (1) has a conflict minerals sourcing policy, (2) has implemented 3TG due diligence measures, (3) reviews due diligence information received from suppliers against the expectations set forth in its policy and (4) has a corrective action process. Suppliers that meet or exceed these criteria (answer “Yes” to all four criteria) are deemed to have a “strong” program; otherwise their program is deemed to be “weak”. For 2018, 17% of the Surveyed Suppliers that completed a CMRT were identified as having a “weak” program. In addition to the risk mitigation steps discussed below, if a supplier’s program is deemed to be weak, it is provided with further guidance and education through Assent’s learning tools.

Identifying and assessing the three risks of (1) information relevance, accuracy and comprehensiveness, (2) geographic proximity and (3) program strength are intended to help us to address Step 2 of the Guidance.

Step 3: Designing and Implementing a Strategy to Respond to Identified Risks

The results of our due diligence are shared with the executive champions (Corporate Vice President of Supply Chain Operations and Senior Vice President, General Counsel), as well as with the Audit Committee of our Board of Directors, which, among other responsibilities, has oversight of risk management and financial reporting and compliance.

We address any risks identified through the process described in Step 2 on a case-by-case basis. For suppliers who do not respond to Assent’s outreach, Juniper’s conflict minerals and supply chain operations teams contact those suppliers directly, requesting that they submit a CMRT. Other actions contemplated by our corrective action framework include, depending upon the particular circumstances, requesting a product-level CMRT and that the supplier take corrective action to ensure that any high-risk smelters or refiners are not in Juniper’s supply chain. We may also provide a supplier with further guidance and education on the Rule, the Guidance, and/or our compliance expectations.

Through our participation in the RMI and its Smelter Engagement Team, we also address smelter- and refiner-related risks and seek to exercise leverage over smelters and refiners to become Conformant. We provide the RMI with Juniper’s lists of smelters and refiners that are not Conformant or Active and those entities disclosed by suppliers that are not listed as known smelters or refiners by the RMI, in order to assist the RMI with prioritizing (1) outreach to those known smelters and refiners that are not participating in the RMAP and (2) research of those commonly reported entities that are not identified as a smelter or a refiner.

Step 4: Carrying Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

We are a downstream supplier, many steps removed from the mining or processing of 3TG. Juniper does not purchase raw ore or refined 3TG, including from the Covered Countries.

Juniper supports independent third-party audits conducted by the RMAP through our financial support for the RMI. The RMAP is described earlier in this Report.

Juniper also actively supports the goal of increasing smelter and refiner participation in the RMAP through our participation in the RMI and its Smelter Engagement Team. We provide the RMI with Juniper’s lists of smelters and refiners that were reported by our suppliers who are not Conformant or Active in order to assist the RMI with prioritizing outreach to those known smelters and refiners to encourage them to participate in the RMAP.

Step 5: Reporting on Supply Chain Due Diligence

A Form SD and this Report are filed annually with the SEC, and a copy of this Report and the Form SD are made publicly available on our website at http://www.juniper.net/us/en/company/corporate-responsibility/.

Future Steps to Mitigate Risk

For 2019, we intend to continue to focus on collaborating with industry participants, through our membership in the RMI, to improve the systems of transparency and control in 3TG supply chains, which we believe mitigates the risk that 3TG contained in our in-scope products will finance or benefit armed groups in the Covered Countries.

In addition, as part of our ongoing efforts to mitigate the risk that the 3TG contained in our in-scope products finance or benefit armed groups in the Covered Countries, we intend to continue the following efforts for 2019:

•	Request that suppliers complete CMRTs on a product-specific basis, to enable us to determine which smelters and refiners actually process 3TG contained in our products.

•

Encourage our suppliers that have not already done so to implement due diligence procedures, through targeted outreach that provides guidance and resources to improve program strength and increase rate of response from their own suppliers.

•

Encourage our suppliers to source only from Conformant smelters and refiners by (1) awarding higher supplier Compliance, Risk and Sustainability scores to those who only utilize Conformant smelters and refiners and (2) continuing to request facilities that are not listed as Conformant by the RMI to obtain an independent third-party audit. Supplier’s Compliance, Risk and Sustainability score is considered when identifying candidates for the Supplier of the Year award.

•

Measure the overall performance improvement of the supply chain by tracking supplier performance against selected metrics, including data quality and completeness and the percentage of reported smelters and refiners that are Conformant, with the goal of identifying areas for further improvement and engagement with suppliers, the RMI and Assent.

•	Assess opportunities to integrate additional risk data into our risk assessment process, such as through use of tools provided by the RMI, to further improve our risk assessment process.

•

Assess opportunities to meaningfully advance the missions of organizations supporting on-the-ground projects that assist companies in sourcing transparently and responsibly from the DRC or that support artisanal and small-scale mining communities by improving market access and providing economic infrastructure development.

Due Diligence Results

Survey Results

For the 2018 reporting year, Juniper received CMRTs from 96% of the Surveyed Suppliers. Though Juniper and Assent conducted outreach to request corrections to invalid data, three percent of the Surveyed Suppliers who submitted a CMRT did not correct the inaccuracies or gaps in the CMRT. Those CMRTs were therefore treated as invalid submissions.

Smelters and Refiners Potentially in Juniper’s Supply Chain

Based on our RCOI and due diligence, we identified 317 known smelters and refiners of 3TGs that may be in our supply chain in 2018, as compared to 321 in 2017. See Appendix A below for a list of these smelters and refiners, along with their Conformance status. Appendix A does not include the names of entities received through our due diligence process that, as of May 7, 2019, were not listed on the RMI’s list of known smelters and refiners.

A summary of the known smelters and refiners for each 3TG that may be in our supply chain and their RMAP Conformance status is provided below:

70% (106) of the known gold refiners that may be in our supply chain are listed as Conformant (102) or Active (4) (as defined on Appendix A).

100% (40) of the known tantalum smelters that may be in our supply chain are listed as Conformant.

90% (74) of the known tin smelters that may be in our supply chain are listed as Conformant (72) or Active (2).

93% (41) of the known tungsten smelters that may be in our supply chain are listed as Conformant (40) or Active (1).

Not all of the smelters and refiners listed on the CMRTs that we received may have processed the necessary 3TG contained in Juniper’s in-scope products, since, as noted earlier in this Report, many of the Surveyed Suppliers reported their CMRT at a “company-level”. In addition, Surveyed Suppliers may have also reported smelters and refiners that were not in Juniper’s supply chain due to over-inclusiveness of the information received from their suppliers or for other reasons. Finally, the smelters and refiners reflected in Appendix A may not include all of the smelters and refiners in Juniper’s supply chain, since 54% of the Surveyed Suppliers indicated that they received information regarding their supply chains from less than 75% of their suppliers, and therefore the Surveyed Suppliers may not have identified all smelters and refiners in their supply chains, and because 4% of the Surveyed Suppliers did not respond to Juniper’s inquiries.

As of the date of this Report and for the reporting period covered by this Report, we have not identified a supplier, smelter or refiner that we have reason to believe is sourcing 3TG contained in our in-scope products that is directly or indirectly financing or benefiting an armed group. However, we have not determined that any of our products are “DRC conflict-free.”

Country of Origin Information and Efforts to Determine Mine Location

The identified countries of origin of the 3TG processed by the Conformant smelters and refiners listed in the table in Appendix A may have included the countries in the categories listed below, as well as other countries. The listed countries of origin are derived from information made available by the RMI to its members. Except for the DRC, the RMI does not indicate individual countries of origin of the 3TG processed by Conformant smelters and refiners. Instead, the RMI indicates country of origin by category: L1, L2, and L3. The categories are based on sourcing risk, as indicated below.

L1—Countries that are not identified as conflict regions or plausible areas of smuggling or export of 3TG from the Covered Countries. Countries of origin include: Argentina, Armenia, Australia, Austria, Azerbaijan, Benin, Bolivia, Botswana, Brazil, Burkina Faso, Canada, Chile, China, Colombia, Cyprus, Dominican Republic, Ecuador, Egypt, Eritrea, Ethiopia, Finland, Georgia, Ghana, Guatemala, Guinea, Guyana, Honduras, India, Indonesia, Ivory Coast, Kazakhstan, Kyrgyzstan, Laos, Lebanon, Madagascar, Malaysia, Mali, Mauritania, Mauritius, Mexico, Mongolia, Morocco, Myanmar, Namibia, Nicaragua, Niger, Nigeria, Papua New Guinea, Peru, Philippines, Portugal, Puerto Rico, Russian Federation, Saudi Arabia, Senegal, Sierra Leone, Slovakia, Solomon Islands, Spain, Suriname, Swaziland, Sweden, Taiwan, Thailand, Togo, Turkey, United Kingdom of Great Britain and Northern Ireland, United States of America, Uruguay, Uzbekistan, Venezuela and Zimbabwe.

L2—Countries that are known or plausible countries for smuggling, export out of region or transit of materials containing 3TG. Countries of origin include: Kenya, Mozambique and South Africa.

L3—The DRC and its nine adjoining countries. Countries of origin include: Burundi, Democratic Republic of the Congo, Rwanda, Tanzania, Uganda and Zambia.

Alternatively, or in addition, some of the Conformant smelters and refiners did source or may have sourced from recycled or scrap sources.

Because the RMI generally does not indicate individual countries of origin of the 3TG processed by Conformant smelters and refiners, Juniper was not able to determine the countries of origin of the 3TG processed by the listed Conformant smelters and refiners with greater specificity. In addition, for some of the listed Conformant smelters and refiners, origin information is not disclosed by the RMI. Juniper did not determine the countries of origin of the 3TG processed by other smelters and refiners listed on Appendix A.

Juniper endeavored to determine the mine or location of origin of the necessary 3TG contained in its in-scope products by conducting a supply-chain survey with suppliers using the CMRT and through the information made available by the RMI to its members, as well as the other measures described in this Report.

Forward-Looking Disclaimer

This Report, including the section entitled “Future Steps to Mitigate Risk”, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our business, products and 3TG compliance efforts, including steps we intend to take to mitigate the risk that the 3TGs in our products benefit armed groups, and the industry’s 3TG-related compliance efforts. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “would,” “could,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. While forward-looking statements in this Report are based on reasonable expectations of our management at the time that they are made, you should not rely on them. Forward-looking statements are inherently subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in or anticipated by the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, without limitation, the risk that information reported to us by our direct suppliers or industry information used by us may be inaccurate; the risk that smelters or refiners may not participate in the RMAP; political and regulatory developments, whether in the Covered Countries, the United States or elsewhere; as well as risks discussed under the heading “Risk Factors” in our most recent Annual Report on 10-K or subsequent Quarterly Report on Form 10-Q and in other reports we file with the SEC. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Report. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Report.

Appendix A

Smelters and Refiners List

The below table lists the known smelters or refiners that were identified by the Surveyed Suppliers through their CMRTs and that are, as of May 7, 2019, listed on the RMI’s list of known smelters and refiners. This list includes the Metal, Standard Smelter Name, Smelter Facility Location, Smelter ID, and RMI Audit Status. As indicated in the Report to which this Appendix is attached, this list has been created based on Surveyed Supplier responses. Not all of the smelters and refiners listed on CMRTs that we received may have processed the necessary 3TG contained in Juniper’s in-scope products, since many of the Surveyed Suppliers reported their CMRT at a “company-level”. In addition, this list may include reported smelters and refiners that were not in Juniper’s supply chain due to over-inclusiveness of the information received from Surveyed Suppliers or for other reasons. The smelters and refiners listed below may not include all of the smelters and refiners in Juniper’s supply chain, since 54% of the Surveyed Suppliers indicated that they received information regarding their supply chains from less than 75% of their suppliers and therefore the Surveyed Suppliers may not have identified all smelters or refiners in their supply chain, and because 4% of Surveyed Suppliers did not respond to Juniper’s inquiries. To address these gaps, Juniper intends to implement the actions discussed in the “Future Steps to Mitigate Risk” section.

*

RMI Audit Status is as of May 7, 2019. For purposes of this table, “Conformant” denotes that the smelter or refiner participates in and has been listed as “conformant” by the RMAP, including those indicated as “re-audit in progress,” and “Active” denotes that the smelter or refiner is a participant in the RMAP and has committed to undergo an RMAP assessment. “Not Enrolled” means that the smelter or refiner is listed on the Smelter Look-up tab of the CMRT but is not Conformant or Active. Smelter and refiner status reflected in this Appendix is based solely on information made publicly available by the RMI, without independent verification by Juniper.

Metal	Standard Smelter Name	Smelter Facility Location	Smelter ID	RMI Audit Status*

Gold	Advanced Chemical Company	UNITED STATES	CID000015	Conformant

Gold	Aida Chemical Industries Co., Ltd.	JAPAN	CID000019	Conformant

Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	CID000035	Conformant

Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	CID000041	Conformant

Gold	AngloGold Ashanti Córrego do Sítio Mineração	BRAZIL	CID000058	Conformant

Gold	Argor-Heraeus S.A.	SWITZERLAND	CID000077	Conformant

Gold	Asahi Pretec Corp.	JAPAN	CID000082	Conformant

Gold	Asaka Riken Co., Ltd.	JAPAN	CID000090	Conformant

Gold	Aurubis AG	GERMANY	CID000113	Conformant

Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	CID000128	Conformant

Gold	Boliden AB	SWEDEN	CID000157	Conformant

Gold	C. Hafner GmbH + Co. KG	GERMANY	CID000176	Conformant

Gold	CCR Refinery—Glencore Canada Corporation	CANADA	CID000185	Conformant

Gold	Cendres + Métaux S.A.	SWITZERLAND	CID000189	Conformant

Gold	Chimet S.p.A.	ITALY	CID000233	Conformant

Gold	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF	CID000328	Conformant

Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF	CID000359	Conformant

Gold	DODUCO Contacts and Refining GmbH	GERMANY	CID000362	Conformant

Gold	Dowa	JAPAN	CID000401	Conformant

Gold	Eco-System Recycling Co., Ltd.	JAPAN	CID000425	Conformant

Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION	CID000493	Conformant

Gold	HeeSung	KOREA, REPUBLIC OF	CID000689	Conformant

Gold	Heimerle + Meule GmbH	GERMANY	CID000694	Conformant

Gold	Heraeus Metals Hong Kong Ltd.	CHINA	CID000707	Conformant

Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	CID000711	Conformant

Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA	CID000801	Conformant

Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	CID000807	Conformant

Gold	Istanbul Gold Refinery	TURKEY	CID000814	Conformant

Gold	Japan Mint	JAPAN	CID000823	Conformant

Gold	Jiangxi Copper Co., Ltd.	CHINA	CID000855	Conformant

Gold	Asahi Refining USA Inc.	UNITED STATES	CID000920	Conformant

Gold	Asahi Refining Canada Ltd.	CANADA	CID000924	Conformant

Gold	JSC Uralelectromed	RUSSIAN FEDERATION	CID000929	Conformant

Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	CID000937	Conformant

Gold	Kazzinc	KAZAKHSTAN	CID000957	Conformant

Gold	Kennecott Utah Copper LLC	UNITED STATES	CID000969	Conformant

Gold	Kojima Chemicals Co., Ltd.	JAPAN	CID000981	Conformant

Gold	Kyrgyzaltyn JSC	KYRGYZSTAN	CID001029	Conformant

Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF	CID001078	Conformant

Gold	Materion	UNITED STATES	CID001113	Conformant

Gold	Matsuda Sangyo Co., Ltd.	JAPAN	CID001119	Conformant

Gold	Metalor Technologies (Suzhou) Ltd.	CHINA	CID001147	Conformant

Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA	CID001149	Conformant

Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	CID001152	Conformant

Gold	Metalor Technologies S.A.	SWITZERLAND	CID001153	Conformant

Gold	Metalor USA Refining Corporation	UNITED STATES	CID001157	Conformant

Gold	Metalúrgica Met-Mex Peñoles S.A. De C.V.	MEXICO	CID001161	Conformant

Gold	Mitsubishi Materials Corporation	JAPAN	CID001188	Conformant

Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001193	Conformant

Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	CID001204	Conformant

Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY	CID001220	Conformant

Gold	Nihon Material Co., Ltd.	JAPAN	CID001259	Conformant

Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN	CID001325	Conformant

Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastsvetmet)	RUSSIAN FEDERATION	CID001326	Conformant

Gold	PAMP S.A.	SWITZERLAND	CID001352	Conformant

Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION	CID001386	Conformant

Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	CID001397	Conformant

Gold	PX Précinox S.A.	SWITZERLAND	CID001498	Conformant

Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA	CID001512	Conformant

Gold	Royal Canadian Mint	CANADA	CID001534	Conformant

Gold	SEMPSA Joyería Platería S.A.	SPAIN	CID001585	Conformant

Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA	CID001622	Conformant

Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA	CID001736	Conformant

Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	CID001756	Conformant

Gold	Solar Applied Materials Technology Corp.	TAIWAN	CID001761	Conformant

Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	CID001798	Conformant

Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	CID001875	Conformant

Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA	CID001916	Conformant

Gold	Tokuriki Honten Co., Ltd.	JAPAN	CID001938	Conformant

Gold	Torecom	KOREA, REPUBLIC OF	CID001955	Conformant

Gold	Umicore Brasil Ltda.	BRAZIL	CID001977	Conformant

Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	CID001980	Conformant

Gold	United Precious Metal Refining, Inc.	UNITED STATES	CID001993	Conformant

Gold	Valcambi S.A.	SWITZERLAND	CID002003	Conformant

Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA	CID002030	Conformant

Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN	CID002100	Conformant

Gold	Yokohama Metal Co., Ltd.	JAPAN	CID002129	Conformant

Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	CID002224	Conformant

Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA	CID002243	Conformant

Gold	Umicore Precious Metals Thailand	THAILAND	CID002314	Conformant

Gold	Geib Refining Corporation	UNITED STATES	CID002459	Conformant

Gold	MMTC-PAMP India Pvt., Ltd.	INDIA	CID002509	Conformant

Gold	Republic Metals Corporation	UNITED STATES	CID002510	Conformant

Gold	Singway Technology Co., Ltd.	TAIWAN	CID002516	Conformant

Gold	Al Etihad Gold LLC	UNITED ARAB EMIRATES	CID002560	Conformant

Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES	CID002561	Conformant

Gold	T.C.A S.p.A	ITALY	CID002580	Conformant

Gold	Remondis Argentia B.V.	NETHERLANDS	CID002582	Conformant

Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF	CID002605	Conformant

Gold	Marsam Metals	BRAZIL	CID002606	Conformant

Gold	SAAMP	FRANCE	CID002761	Conformant

Gold	L’Orfebre S.A.	ANDORRA	CID002762	Conformant

Gold	8853 S.p.A.	ITALY	CID002763	Conformant

Gold	Italpreziosi	ITALY	CID002765	Conformant

Gold	SAXONIA Edelmetalle GmbH	GERMANY	CID002777	Conformant

Gold	WIELAND Edelmetalle GmbH	GERMANY	CID002778	Conformant

Gold	Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA	CID002779	Conformant

Gold	AU Traders and Refiners	SOUTH AFRICA	CID002850	Conformant

Gold	SungEel HiTech	KOREA, REPUBLIC OF	CID002918	Conformant

Gold	Planta Recuperadora de Metales SpA	CHILE	CID002919	Conformant

Gold	Safimet S.p.A	ITALY	CID002973	Conformant

Gold	DS PRETECH Co., Ltd.	KOREA, REPUBLIC OF	CID003195	Conformant

Gold	Chugai Mining	JAPAN	CID000264	Active

Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND	CID002511	Active

Gold	Bangalore Refinery	INDIA	CID002863	Active

Gold	NH Recytech Company	KOREA, REPUBLIC OF	CID003189	Active

Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY	CID000103	Not Enrolled

Gold	Caridad	MEXICO	CID000180	Not Enrolled

Gold	Yunnan Copper Industry Co., Ltd.	CHINA	CID000197	Not Enrolled

Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA	CID000343	Not Enrolled

Gold	Refinery of Seemine Gold Co., Ltd.	CHINA	CID000522	Not Enrolled

Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA	CID000651	Not Enrolled

Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA	CID000671	Not Enrolled

Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA	CID000767	Not Enrolled

Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CHINA	CID000773	Not Enrolled

Gold	Hwasung CJ Co., Ltd.	KOREA, REPUBLIC OF	CID000778	Not Enrolled

Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION	CID000927	Not Enrolled

Gold	Kazakhmys Smelting LLC	KAZAKHSTAN	CID000956	Not Enrolled

Gold	L’azurde Company For Jewelry	SAUDI ARABIA	CID001032	Not Enrolled

Gold	Lingbao Gold Co., Ltd.	CHINA	CID001056	Not Enrolled

Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA	CID001058	Not Enrolled

Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA	CID001093	Not Enrolled

Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	CID001236	Not Enrolled

Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA	CID001362	Not Enrolled

Gold	Sabin Metal Corp.	UNITED STATES	CID001546	Not Enrolled

Gold	Samduck Precious Metals	KOREA, REPUBLIC OF	CID001555	Not Enrolled

Gold	SAMWON Metals Corp.	KOREA, REPUBLIC OF	CID001562	Not Enrolled

Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA	CID001619	Not Enrolled

Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA	CID001909	Not Enrolled

Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA	CID001947	Not Enrolled

Gold	Morris and Watson	NEW ZEALAND	CID002282	Not Enrolled

Gold	SAFINA A.S.	CZECH REPUBLIC	CID002290	Not Enrolled

Gold	Guangdong Jinding Gold Limited	CHINA	CID002312	Not Enrolled

Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE	CID002515	Not Enrolled

Gold	Shangdong Humon Smelting Co., Ltd.	CHINA	CID002525	Not Enrolled

Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES	CID002563	Not Enrolled

Gold	Sudan Gold Refinery	SUDAN	CID002567	Not Enrolled

Gold	Tony Goetz NV	BELGIUM	CID002587	Not Enrolled

Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN	CID002615	Not Enrolled

Gold	Abington Reldan Metals, LLC	UNITED STATES	CID002708	Not Enrolled

Gold	GCC Gujrat Gold Centre Pvt. Ltd.	INDIA	CID002852	Not Enrolled

Gold	Sai Refinery	INDIA	CID002853	Not Enrolled

Gold	Universal Precious Metals Refining Zambia	ZAMBIA	CID002854	Not Enrolled

Gold	Modeltech Sdn Bhd	MALAYSIA	CID002857	Not Enrolled

Gold	Kyshtym Copper-Electrolytic Plant ZAO	RUSSIAN FEDERATION	CID002865	Not Enrolled

Gold	Morris and Watson Gold Coast	AUSTRALIA	CID002866	Not Enrolled

Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY	CID002867	Not Enrolled

Gold	Pease & Curren	UNITED STATES	CID002872	Not Enrolled

Gold	State Research Institute Center for Physical Sciences and Technology	LITHUANIA	CID003153	Not Enrolled

Gold	African Gold Refinery	UGANDA	CID003185	Not Enrolled

Gold	QG Refining, LLC	UNITED STATES OF AMERICA	CID003324	Not Enrolled

Tantalum	Asaka Riken Co., Ltd.	JAPAN	CID000092	Conformant

Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA	CID000211	Conformant

Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA	CID000291	Conformant

Tantalum	Exotech Inc.	UNITED STATES	CID000456	Conformant

Tantalum	F&X Electro-Materials Ltd.	CHINA	CID000460	Conformant

Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA	CID000616	Conformant

Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	CID000914	Conformant

Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	CID000917	Conformant

Tantalum	LSM Brasil S.A.	BRAZIL	CID001076	Conformant

Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA	CID001163	Conformant

Tantalum	Mineracao Taboca S.A.	BRAZIL	CID001175	Conformant

Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN	CID001192	Conformant

Tantalum	NPM Silmet AS	ESTONIA	CID001200	Conformant

Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	CID001277	Conformant

Tantalum	QuantumClean	UNITED STATES	CID001508	Conformant

Tantalum	RFH Tantalum Smeltry Co., Ltd.	CHINA	CID001522	Conformant

Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION	CID001769	Conformant

Tantalum	Taki Chemicals	JAPAN	CID001869	Conformant

Tantalum	Telex Metals	UNITED STATES	CID001891	Conformant

Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	CID001969	Conformant

Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	CID002492	Conformant

Tantalum	D Block Metals, LLC	UNITED STATES	CID002504	Conformant

Tantalum	FIR Metals & Resource Ltd.	CHINA	CID002505	Conformant

Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA	CID002506	Conformant

Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA	CID002508	Conformant

Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA	CID002512	Conformant

Tantalum	KEMET Blue Metals	MEXICO	CID002539	Conformant

Tantalum	H.C. Starck Co., Ltd.	THAILAND	CID002544	Conformant

Tantalum	H.C. Starck Tantalum and Niobium GmbH	GERMANY	CID002545	Conformant

Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY	CID002547	Conformant

Tantalum	H.C. Starck Inc.	UNITED STATES	CID002548	Conformant

Tantalum	H.C. Starck Ltd.	JAPAN	CID002549	Conformant

Tantalum	H.C. Starck Smelting GmbH & Co. KG	GERMANY	CID002550	Conformant

Tantalum	Global Advanced Metals Boyertown	UNITED STATES	CID002557	Conformant

Tantalum	Global Advanced Metals Aizu	JAPAN	CID002558	Conformant

Tantalum	KEMET Blue Powder	UNITED STATES	CID002568	Conformant

Tantalum	Resind Industria e Comercio Ltda.	BRAZIL	CID002707	Conformant

Tantalum	Jiangxi Tuohong New Raw Material	CHINA	CID002842	Conformant

Tantalum	Power Resources Ltd.	MACEDONIA	CID002847	Conformant

Tantalum	Jiujiang Janny New Material Co., Ltd.	CHINA	CID003191	Conformant

Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA	CID000228	Conformant

Tin	Alpha	UNITED STATES	CID000292	Conformant

Tin	CV Gita Pesona	INDONESIA	CID000306	Conformant

Tin	PT Aries Kencana Sejahtera	INDONESIA	CID000309	Conformant

Tin	PT Premium Tin Indonesia	INDONESIA	CID000313	Conformant

Tin	CV United Smelting	INDONESIA	CID000315	Conformant

Tin	Dowa	JAPAN	CID000402	Conformant

Tin	EM Vinto	BOLIVIA	CID000438	Conformant

Tin	Fenix Metals	POLAND	CID000468	Conformant

Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	CID000538	Conformant

Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA	CID000555	Conformant

Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA	CID000760	Conformant

Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA	CID000942	Conformant

Tin	China Tin Group Co., Ltd.	CHINA	CID001070	Conformant

Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	CID001105	Conformant

Tin	Metallic Resources, Inc.	UNITED STATES	CID001142	Conformant

Tin	Mineracao Taboca S.A.	BRAZIL	CID001173	Conformant

Tin	Minsur	PERU	CID001182	Conformant

Tin	Mitsubishi Materials Corporation	JAPAN	CID001191	Conformant

Tin	Jiangxi New Nanshan Technology Ltd.	CHINA	CID001231	Conformant

Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	CID001314	Conformant

Tin	Operaciones Metalurgical S.A.	BOLIVIA	CID001337	Conformant

Tin	PT Artha Cipta Langgeng	INDONESIA	CID001399	Conformant

Tin	PT Babel Inti Perkasa	INDONESIA	CID001402	Conformant

Tin	PT Babel Surya Alam Lestari	INDONESIA	CID001406	Conformant

Tin	PT Bangka Tin Industry	INDONESIA	CID001419	Conformant

Tin	PT Belitung Industri Sejahtera	INDONESIA	CID001421	Conformant

Tin	PT Bukit Timah	INDONESIA	CID001428	Conformant

Tin	PT DS Jaya Abadi	INDONESIA	CID001434	Conformant

Tin	PT Karimun Mining	INDONESIA	CID001448	Conformant

Tin	PT Mitra Stania Prima	INDONESIA	CID001453	Conformant

Tin	PT Panca Mega Persada	INDONESIA	CID001457	Conformant

Tin	PT Prima Timah Utama	INDONESIA	CID001458	Conformant

Tin	PT Refined Bangka Tin	INDONESIA	CID001460	Conformant

Tin	PT Sariwiguna Binasentosa	INDONESIA	CID001463	Conformant

Tin	PT Stanindo Inti Perkasa	INDONESIA	CID001468	Conformant

Tin	PT Sumber Jaya Indah	INDONESIA	CID001471	Conformant

Tin	PT Timah (Persero) Tbk Kundur	INDONESIA	CID001477	Conformant

Tin	PT Timah (Persero) Tbk Mentok	INDONESIA	CID001482	Conformant

Tin	PT Tinindo Inter Nusa	INDONESIA	CID001490	Conformant

Tin	PT Tommy Utama	INDONESIA	CID001493	Conformant

Tin	Rui Da Hung	TAIWAN	CID001539	Conformant

Tin	Soft Metais Ltda.	BRAZIL	CID001758	Conformant

Tin	Thaisarco	THAILAND	CID001898	Conformant

Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA	CID001908	Conformant

Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL	CID002036	Conformant

Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	CID002158	Conformant

Tin	Yunnan Tin Company Limited	CHINA	CID002180	Conformant

Tin	CV Venus Inti Perkasa	INDONESIA	CID002455	Conformant

Tin	Magnu’s Minerais Metais e Ligas Ltda.	BRAZIL	CID002468	Conformant

Tin	PT Tirus Putra Mandiri	INDONESIA	CID002478	Conformant

Tin	Melt Metais e Ligas S.A.	BRAZIL	CID002500	Conformant

Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	CID002503	Conformant

Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	CID002517	Conformant

Tin	PT Inti Stania Prima	INDONESIA	CID002530	Conformant

Tin	CV Ayi Jaya	INDONESIA	CID002570	Conformant

Tin	CV Dua Sekawan	INDONESIA	CID002592	Conformant

Tin	CV Tiga Sekawan	INDONESIA	CID002593	Conformant

Tin	Resind Industria e Comercio Ltda.	BRAZIL	CID002706	Conformant

Tin	Metallo Belgium N.V.	BELGIUM	CID002773	Conformant

Tin	Metallo Spain S.L.U.	SPAIN	CID002774	Conformant

Tin	PT Bangka Prima Tin	INDONESIA	CID002776	Conformant

Tin	PT Sukses Inti Makmur	INDONESIA	CID002816	Conformant

Tin	PT Kijang Jaya Mandiri	INDONESIA	CID002829	Conformant

Tin	PT Menara Cipta Mulia	INDONESIA	CID002835	Conformant

Tin	Gejiu Fengming Metallurgy Chemical Plant	CHINA	CID002848	Conformant

Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA	CID002849	Conformant

Tin	Modeltech Sdn Bhd	MALAYSIA	CID002858	Conformant

Tin	Guangdong Hanhe Non-ferrous Metal Limited Company	CHINA	CID003116	Conformant

Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA	CID003190	Conformant

Tin	PT Bangka Serumpun	INDONESIA	CID003205	Conformant

Tin	Tin Technology & Refining	UNITED STATES OF AMERICA	CID003325	Conformant

Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CHINA	CID003356	Active

Tin	PT Rajawali Rimba Perkasa	INDONESIA	CID003381	Active

Tin	Estanho de Rondônia S.A.	BRAZIL	CID000448	Not Enrolled

Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIETNAM	CID002572	Not Enrolled

Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIETNAM	CID002573	Not Enrolled

Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIETNAM	CID002574	Not Enrolled

Tin	An Vinh Joint Stock Mineral Processing Company	VIETNAM	CID002703	Not Enrolled

Tin	Super Ligas	BRAZIL	CID002756	Not Enrolled

Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA	CID002844	Not Enrolled

Tin	Pongpipat Company Limited	MYANMAR	CID003208	Not Enrolled

Tungsten	A.L.M.T. TUNGSTEN Corp.	JAPAN	CID000004	Conformant

Tungsten	Kennametal Huntsville	UNITED STATES	CID000105	Conformant

Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	CID000218	Conformant

Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	CID000258	Conformant

Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA	CID000499	Conformant

Tungsten	Global Tungsten & Powders Corp.	UNITED STATES	CID000568	Conformant

Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA	CID000766	Conformant

Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	CID000769	Conformant

Tungsten	Japan New Metals Co., Ltd.	JAPAN	CID000825	Conformant

Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	CID000875	Conformant

Tungsten	Kennametal Fallon	UNITED STATES	CID000966	Conformant

Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIETNAM	CID001889	Conformant

Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA	CID002044	Conformant

Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	CID002082	Conformant

Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA	CID002095	Conformant

Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	CID002315	Conformant

Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	CID002316	Conformant

Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	CID002317	Conformant

Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA	CID002318	Conformant

Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA	CID002319	Conformant

Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	CID002320	Conformant

Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	CID002321	Conformant

Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	CID002494	Conformant

Tungsten	Asia Tungsten Products Vietnam Ltd.	VIETNAM	CID002502	Conformant

Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	CID002513	Conformant

Tungsten	H.C. Starck Tungsten GmbH	GERMANY	CID002541	Conformant

Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY	CID002542	Conformant

Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIETNAM	CID002543	Conformant

Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA	CID002551	Conformant

Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA	CID002579	Conformant

Tungsten	Niagara Refining LLC	UNITED STATES	CID002589	Conformant

Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA	CID002645	Conformant

Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION	CID002649	Conformant

Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION	CID002724	Conformant

Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	CHINA	CID002815	Conformant

Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES	CID002827	Conformant

Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA	CID002830	Conformant

Tungsten	ACL Metais Eireli	BRAZIL	CID002833	Conformant

Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF	CID002843	Conformant

Tungsten	Moliren Ltd	RUSSIAN FEDERATION	CID002845	Conformant

Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	CHINA	CID003182	Active

Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	CHINA	CID002313	Not Enrolled

Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CHINA	CID002536	Not Enrolled

Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CHINA	CID002647	Not Enrolled